Press Release        Source: Free Flow, Inc.

Free Flow, Inc. (FFLO) Announces Acquisition Expected to Double the Company’s Revenues and Net Worth

Assets of Inside Auto Parts, Inc. are sold to FFLO - Inside Auto Parts, a new wholly owned Free Flow, Inc. subsidiary

KING GEORGE, VA--January 4, 2021--Free Flow, Inc. (FFLO:OTCPINK), whose current subsidiaries provide vehicle dismantling and the recycling of OEM auto parts and supplies; scrap metal processing; auto leasing; and investing in additional operating companies, today announced the acquisition of assets of Mineral, Virginia-based Inside Auto Parts, Inc., a salvage dealership and used motor vehicle dealership, an acquisition which is projected to double the Company’s revenues and net worth.

Details of the acquisition will be included in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission in the coming days.

Inside Auto Parts, incorporated in June 1993, is centrally located between Richmond, Charlottesville, and Fredericksburg, Virginia with easy access to main transport routes.  The salvage dealership, specializing in used foreign car and truck parts, represents 90% of the company’s business activity; and the motor vehicle dealership, specializing in used, late model, foreign automobiles, represents 10% of the company’s business activity.

Inside Auto Parts possesses multiple licenses, which cover substantive portions of the auto supply chain and are expected to help further Free Flow’s growth strategies.  The company is licensed to operate as a fully functioning car and motorcycle dealership as well as a licensed salvage dealer, rebuilder, and demolisher able to purchase a vehicle, designate that vehicle salvage, sell parts, and fully demolish remaining components.  The company is also licensed to purchase a salvage vehicle, rebuild, and resell the vehicle and to purchase and sell salvage, rebuildable, and demolished automobiles and parts. All licenses are being transferred to FFLO –Inside Auto Parts, Inc., a wholly owned subsidiary of Free Flow, Inc.

Inside Auto Parts has significant structures to help facilitate Free Flow’s growth strategies, including 21,953.9 square feet fully enclosed and another 17,392.35 square feet under roof enclosed on 3 sides, all located on 16 acres of land in Mineral, Virginia now owned by Free Flow, Inc.

Current management of Inside Auto Parts will remain in place to manage and operate FFLO –Inside Auto Parts.

“This acquisition is tremendously significant due to its immediate impact on the Company’s revenues and net worth,” commented Mr. Sabir Saleem, CEO of Free Flow, Inc.  “Growth through acquisition is a strategy that Free Flow expects to continue to employ.  We believe additional potential acquisition opportunities will present themselves, and these will be evaluated based on their upside potential, their synergies with current operations, their ability to deliver long-term value, and other relevant factors.”

Any shareholders or interested potential investors who want to receive information directly from Free Flow, Inc. as soon as it has been publicly disclosed, should sign up for the Company’s Email Alert System at https://mailchi.mp/129de3da6ae6/email-alerts. More information about the Company can be viewed at www.FreeFlowPLC.com.

To view the Company’s recently completed Offering Memorandum, please visit http://www.freeflowplc.com/offering-memorandum/.

ABOUT FREE FLOW, INC.

Free Flow, Inc., traded under the stock ticker symbol “FFLO”, is a Delaware company that creates and acquires operating subsidiaries with the goal of manufacturing and selling products and services.  Through its current subsidiaries – Accurate Auto Parts, Inc., Motor & Metals, Inc., and Citi Autos, Corp. – the Company provides OEM (Original Equipment Manufacturer) recycled auto parts and supplies from a warehousing and shipping facility on its 19-plus acre facility in King George, Virginia, and 16 acres in Mineral, VA, USA  Every year, approximately eleven million cars are scrapped and end up in salvage yards for reprocessing.  FFLO helps to reduce the carbon footprint involved in the production of new parts and steel products through the sales of recycled auto parts and supplies.

Safe Harbor Statement:

This press release may include predictions, estimates, opinions or statements that might be considered "forward-looking" under the provisions of the Private Securities Litigation Reform Act of 1995. Such statements generally can be identified by phrases such as the Company or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates," or other, similar words or phrases.